Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

SIX FLAGS ENTERTAINMENT CORPORATION

(Pursuant to Section 242 of the Delaware General Corporation Law)

SIX FLAGS ENTERTAINMENT CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

FIRST:     The name of the Corporation is Six Flags Entertainment Corporation.

SECOND:    The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by deleting Article V and replacing it with the following:

“ARTICLE V
BYLAWS

In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board is expressly authorized to make, alter, and repeal the Amended and Restated Bylaws (as amended, the “Bylaws”) of the Company. Any adoption, alteration, or repeal of a Bylaw must be approved either by (a) the affirmative vote of a majority of the Whole Board (as defined below) or the unanimous written consent of all members of the Board, or (b) the affirmative vote of the holders of at least a majority of the voting power of the outstanding shares entitled to vote generally in the election of directors, voting as a single class. For the purposes of this Article V, “Whole Board” means the total number of directors the Company would have if there were no vacancies.”

THIRD:    This Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware by the holders of a majority of the outstanding shares of Common Stock of the Corporation entitled to vote thereon at a meeting of the stockholders of the Corporation called and held upon notice in accordance with Section 222 of the Delaware General Corporation Law.

FOURTH:   This Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation shall be effective as of 11:59 p.m., Eastern Time, on May 10, 2023.

IN WITNESS WHEREOF, Six Flags Entertainment Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer this 10th day of May, 2023.

SIX FLAGS ENTERTAINMENT CORPORATION

Exhibit 3.1

By:	/s/ Aimee Williams-Ramey
Name: Aimee Williams-Ramey
Title: Chief Legal Officer and Corporate Secretary